                                                                       EXHIBIT 3




================================================================================






                STOCK AND WARRANT PURCHASE AND EXCHANGE AGREEMENT



                                      among



                               CRITICAL PATH, INC.

                       GENERAL ATLANTIC PARTNERS 74, L.P.,

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                  GAPSTAR, LLC

                                       and

                         THE OTHER PARTIES NAMED HEREIN



                         ------------------------------
                             Dated: November 8, 2001
                         ------------------------------



================================================================================

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----
ARTICLE I     DEFINITIONS .................................................    2
     1.1      Definitions .................................................    2

ARTICLE II    PURCHASE AND SALE OF SERIES D PREFERRED STOCK; EXCHANGE .....    9
     2.1      Purchase and Sale of Series D Preferred Stock ...............    9
     2.2      Exchange of GAP Sub Notes ...................................    9
     2.3      Purchase and Sale of Warrants ...............................    9
     2.4      Certificates of Designation .................................   10
     2.5      Use of Proceeds .............................................   10
     2.6      Closing .....................................................   10

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............   11
     3.1      Corporate Existence and Power ...............................   11
     3.2      Authorization; No Contravention .............................   11
     3.3      Governmental Authorization; Third Party Consents ............   12
     3.4      Binding Effect ..............................................   12
     3.5      Litigation ..................................................   12
     3.6      Compliance with Laws ........................................   12
     3.7      Capitalization ..............................................   13
     3.8      No Default or Breach; Contractual Obligations ...............   14
     3.9      Title to Properties .........................................   14
     3.10     Reports; Financial Statements ...............................   14
     3.11     Taxes .......................................................   15
     3.12     No Material Adverse Change; Ordinary Course of Business .....   15
     3.13     Private Offering ............................................   16
     3.14     Labor Relations .............................................   16
     3.15     Employee Benefit Plans ......................................   16
     3.16     Liabilities .................................................   17
     3.17     Intellectual Property .......................................   18
     3.18     Privacy of Customer Information .............................   19
     3.19     Potential Conflicts of Interest .............................   19
     3.20     Trade Relations .............................................   20
     3.21     Outstanding Borrowing .......................................   20
     3.22     Broker's, Finder's or Similar Fees ..........................   20
     3.23     CCC Section .................................................   20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS ...............   20
     4.1      Existence and Power .........................................   20
     4.2      Authorization; No Contravention .............................   21
     4.3      Governmental Authorization; Third Party Consents ............   21

                                                                          Page
                                                                          ----
     4.4      Binding Effect ...........................................   21
     4.5      Purchase for Own Account .................................   21
     4.6      Restricted Securities ....................................   22
     4.7      Accredited Investor ......................................   22
     4.8      Experience. ..............................................   22
     4.9      Access to Information ....................................   22
     4.10     General Solicitation .....................................   23
     4.11     Reliance .................................................   23

ARTICLE V ACTIONS TO BE TAKEN BY THE COMPANY AT THE CLOSING ............   23
     5.1      Secretary's Certificate ..................................   23
     5.2      Subject Shares ...........................................   23
     5.3      Warrants .................................................   24
     5.4      Opinion of Counsel .......................................   24
     5.5      MOU ......................................................   24
     5.6      Amendment to Shareholder Rights Plan .....................   24

ARTICLE VI DELIVERIES BY THE PURCHASERS ................................   24
     6.1      Payment for Subject Shares and Warrants ..................   24

ARTICLE VII INDEMNIFICATION ............................................   24
     7.1      Indemnification ..........................................   24
     7.2      Notification .............................................   25
     7.3      Contribution .............................................   26

ARTICLE VIII AFFIRMATIVE COVENANTS .....................................   26
     8.1      Financial Statements and Other Information ...............   26
     8.2      FIRPTA Certificate .......................................   27
     8.3      Reservation of Common Stock ..............................   27
     8.4      Books and Records ........................................   28
     8.5      Inspection ...............................................   28
     8.6      Vectis Agreement .........................................   28
     8.7      NASDAQ Matters. ..........................................   28

ARTICLE IX TERMINATION OF AGREEMENT ....................................   29
     9.1      Termination ..............................................   29

ARTICLE X MISCELLANEOUS ................................................   29
     10.1     Survival of Representations and Warranties ...............   29
     10.2     Notices ..................................................   30
     10.3     Successors and Assigns; Third Party Beneficiaries ........   31
     10.4     Amendment and Waiver .....................................   31
     10.5     Counterparts .............................................   32
     10.6     Headings .................................................   32
     10.7     GOVERNING LAW ............................................   32
     10.8     Severability .............................................   32

                                                                      Page
                                                                      ----

10.9   Rules of Construction.....................................      32
10.10  Entire Agreement..........................................      32
10.11  Fees......................................................      33
10.12  Publicity; Confidentiality................................      33
10.13  Further Assurances........................................      33
10.14  Legal Representation......................................      34

EXHIBITS

A-1      Form of Escrow Agreement
A        Form of Warrant
B        Form of Articles of Incorporation
C        Form of By-laws
D        Form of Certificate of Designation
E        Form of Registration Rights Agreement
F        Form of Stockholders Agreement
G        Form of Pillsbury Winthrop LLP Opinion
H        Memorandum of Understanding

SCHEDULES

I        Coinvestors
2.1      Purchased Shares and Purchase Price
2.2      Exchange Shares and Face Amount
2.3      Warrant Shares and Purchase Price
3.5      Litigation
3.19     Potential Conflicts of Interest
3.21     Outstanding Borrowing

                STOCK AND WARRANT PURCHASE AND EXCHANGE AGREEMENT

                  STOCK AND WARRANT PURCHASE AND EXCHANGE AGREEMENT, dated November 8, 2001 (this "Agreement"), among Critical Path, Inc., a California
                        ---------
corporation (the "Company"), General Atlantic Partners 74, L.P., a Delaware
                  -------
limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware
                      ------
limited partnership ("GAP Coinvestment"), GapStar, LLC, a Delaware limited
                      ----------------
liability company ("GapStar" and, collectively with GAP LP and GAP Coinvestment,
                    -------
the "GAP Purchasers"), and the Persons listed on Schedule I hereto (the
     --------------                              ----------
"Coinvestors" and, together with the GAP Purchasers, the "Purchasers").
------------                                              ----------

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to (i) each of the Purchasers, the aggregate number of shares, par value $0.001 per share, of Series D Cumulative Redeemable Convertible Participating Preferred Stock of the Company (the "Series D Preferred Stock") set forth opposite the name of such Purchaser
      ------------------------
on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such
   ------------
Purchaser's name on Schedule 2.1 hereto, and (ii) each GAP Purchaser, a warrant
                    ------------
to purchase, subject to the terms and conditions thereof, the aggregate number of shares, par value $0.001 per share, of common stock of the Company (the "Common Stock") set forth opposite such GAP Purchaser's name on Schedule 2.3
 ------------                                                   ------------
hereto (the "Warrants"), at an exercise price equal to $1.05, containing the
             --------
terms and conditions set forth in the form of warrant attached hereto as Exhibit
                                                                         -------
A, for the purchase price set forth opposite such GAP Purchaser's name on
-
Schedule 2.3 hereto; and
------------

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue to each GAP Purchaser the aggregate number of shares of Series D Preferred Stock set forth opposite the name of such GAP Purchaser on Schedule 2.2 hereto in exchange for the surrender to the
                 ------------
Company by such GAP Purchaser of its GAP Sub Notes (as hereinafter defined) in the face amount set forth opposite such GAP Purchaser's name on Schedule 2.2
                                                                ------------
hereto; and

                  WHEREAS, each share of Series D Preferred Stock is convertible (subject to adjustment) into one share of Common Stock; and

                  WHEREAS, the Company and the Purchasers are simultaneously with the execution and delivery of this Agreement at the Closing (as defined below) entering into an Escrow Agreement, dated the date hereof, and attached as Exhibit A-1 hereto (the "Escrow Agreement") among the Company, the Purchasers
-----------              ----------------
and Pillsbury Winthrop LLP, as Escrow Agent (the "Escrow Agent"), pursuant to
                               ------------
which the parties thereto have agreed to and deposit in escrow all of the executed Transaction Documents (as defined below), the GAP Sub Notes (as defined below), the Warrants (as defined below), the Subject Shares (as defined below), the aggregate cash purchase price payable by the Purchasers pursuant to Section
2.6 of this Agreement and certain ancillary documents in escrow with the Escrow Agent, to be held and released only in accordance with the Escrow Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

                  1.1  Definitions.  As used in this Agreement, and unless the
                       -----------
context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean any Person who is an "affiliate" as
                   ---------
defined in Rule 12b-2 of the General Rules and Regulations under the Exchange
Act.

                  "Agreement" means this Agreement as the same may be amended,
                   ---------
supplemented or modified in accordance with the terms hereof.

                  "Articles of Incorporation" means the Articles of
                   -------------------------
Incorporation of the Company in effect on the Closing Date and attached hereto as Exhibit B.
   ---------

                  "Board of Directors" means the Board of Directors of the
                   ------------------
Company.

                  "Business Day" means any day other than a Saturday, Sunday or
                   ------------
other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

                  "By-laws" means the by-laws of the Company in effect on the
                   -------
Closing Date and attached hereto as Exhibit C.
                                    ---------

                  "Certificate of Designation" means the Certificate of
                   --------------------------
Designation with respect to the Series D Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of California on or before the Closing Date substantially in the form attached hereto as Exhibit D.
---------

                  "Claims" has the meaning set forth in Section 3.5 of this
                   ------
Agreement.

                  "Closing" has the meaning set forth in Section 2.6(a) of this
                   -------
Agreement.

                  "Closing Date" has the meaning set forth in Section 2.6(a) of
                   ------------
this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, or
                   ----
any successor statute thereto.

                  "Coinvestors" has the meaning set forth in the preamble to
                   -----------
this Agreement.

                  "Commission" means the United States Securities and Exchange
                   ----------
Commission or any similar agency then having jurisdiction to enforce the Securities Act and Exchange Act.

                  "Common Stock" has the meaning set forth in the recitals to
                   ------------
this Agreement.

                  "Commonly Controlled Entity" means any entity which is under
                   --------------------------
common control with the Company within the meaning of Code section 414(b), (c),
(m), (o) or (t).

                  "Company" has the meaning set forth in the preamble to this
                   -------
Agreement.

                  "Company Plans" has the meaning set forth in Section 3.15 of
                   -------------
this Agreement.

                  "Condition of the Company" means the assets, business,
                   ------------------------
properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "Contingent Obligation" means, as applied to any Person, any
                   ---------------------
direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"),
                ------------------                           ---------------
whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Contractual Obligations" means, as to any Person, any
                   -----------------------
provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Copyrights" means any foreign or United States copyright
                   ----------
registrations and applications for registration thereof, and any non-registered copyrights.

                  "Environmental Laws" means federal, state, local and foreign
                   ------------------
laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  "ERISA" means the Employee Retirement Income Security Act of
                   -----
1974, as amended.

                  "Escrow Agent" has the meaning set forth in the recitals
                   ------------
hereto.

                  "Escrow Agreement" has the meaning set forth in the recitals
                   ----------------
hereto.

                  "Escrow Release Date" has the meaning set forth in the Escrow
                   -------------------
Agreement.

                  "Exchange" has the meaning set forth in Section 2.2 of this
                   --------
Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as
                   ------------
amended, and the rules and regulations of the Commission thereunder.

                  "Exchange Shares" has the meaning set forth in Section 2.2 of
                   ---------------
this Agreement.

                  "Financial Statements" has the meaning set forth in Section
                   --------------------
3.10 of this Agreement.

                  "GAAP" means United States generally accepted accounting
                   ----
principles in effect from time to time.

                  "GAP Coinvestment" has the meaning set forth in the preamble
                   ----------------
to this Agreement.

                  "GAP Coinvestment Warrant" means the Warrant to be issued to
                   ------------------------
GAP Coinvestment.

                  "GAP LLC" means General Atlantic Partners, LLC, a Delaware
                   -------
limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

                  "GAP LP" has the meaning set forth in the preamble to this
                   ------
Agreement.

                  "GAP LP Warrant" means the warrant to be issued to GAP LP.
                   --------------

                  "GAP Purchasers" has the meaning set forth in the preamble to
                   --------------
this Agreement.

                  "GapStar" has the meaning set forth in the preamble to this
                   -------
Agreement.

                  "GapStar Warrant" means the warrant to be issued to GapStar.
                   ---------------
                  "GAP Sub Notes" means the 5 3/4% Convertible Subordinated
                   -------------
Notes due April 1, 2005 issued by the Company pursuant to the Company's Indenture, dated March 31, 2000, purchased by the GAP Purchasers for the purchase price set forth on Schedule 2.2 hereto and held by the GAP Purchasers
                            ------------
as of the Closing Date in the face amounts set forth on Schedule 2.2 hereto.
                                                        ------------

                  "Governmental Authority" means the government of any nation,
                   ----------------------
state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Indebtedness" means, as to any Person, (a) all obligations of
                   ------------
such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

                  "Indemnified Party" has the meaning set forth in Section 7.1
                   -----------------
of this Agreement.

                  "Indemnifying Party" has the meaning set forth in Section 7.1
                   ------------------
of this Agreement.

                  "Intellectual Property" has the meaning set forth in Section
                   ---------------------
3.17 of this Agreement.

                  "Internet Assets" means any Internet domain names and other
                   ---------------
computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

               "Knowledge" means the knowledge of the Company and David C.
                ---------
Hayden, Executive Chairman, William E. McGlashan, Jr., President and Chief Operating Officer, Pierre Van Beneden, President, Laureen De Buono, Chief Financial Officer, Mike Serbinis, Chief Technology Officer, Sue Barsamian, Senior Vice President Product Marketing, Kent Bridges, Senior Vice President United States Sales, Michael Zukerman, Senior Vice President, General Counsel, Larry Weber, Director, Jeffrey T. Webber, Director, Steven Richards, Director, Kevin O'Keefe, Vice President Hosted Business, Ian Goldsmith, Sales Executive after due inquiry.

               "Liabilities" has the meaning set forth in Section 3.16 of this
                -----------
Agreement.

               "Lien" means any mortgage, deed of trust, pledge, hypothecation,
                ----
assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

               "Losses" has the meaning set forth in Section 7.1 of this
                ------
Agreement.

               "Material Contractual Obligations" has the meaning set forth in
                --------------------------------
Section 3.8 of this Agreement.

               "MOU" means that certain Memorandum of Understanding dated the
                ---
date hereof in the form attached as Exhibit H hereto that memorializes the
                                    ---------
agreement in principle of the parties therein to settle on the terms set forth therein the litigations encaptioned In Re Critical Path Inc. Securities
                                    -----------------------------------
Litigation Case (No. C-01-0551 WHO).
----------------------------------

               "Nasdaq" means The Nasdaq Stock Market, Inc.
                ------

               "Nasdaq Escrow Approval Condition" has the meaning set forth in
                --------------------------------
the Escrow Agreement.

               "Orders" has the meaning set forth in Section 3.2 of this
                ------
Agreement.

               "Patents" means any foreign or United States patents and patent
                -------
applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

               "Person" means any individual, firm, corporation, partnership,
                ------
trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

               "Plan" means any employee benefit plan, arrangement, policy,
                ----
program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

               "Proxy Statement" has the meaning set forth in Section 8.7(b).
                ---------------

               "Purchased Shares" has the meaning set forth in Section 2.1 of
                ----------------
this Agreement.

               "Purchasers" has the meaning set forth in the preamble to this
                ----------
Agreement.

               "Registration Rights Agreement" means the Registration Rights
                -----------------------------
Agreement substantially in the form attached hereto as Exhibit E.
                                                       ---------

               "Requirements of Law" means, as to any Person, any law (including
                -------------------
Environmental Laws), statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

               "Retiree Welfare Plan" means any welfare plan (as defined in
                --------------------
Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost
                                                                -----
of which is fully paid by the current or former employee or his or her dependents).

               "SEC Reports" has the meaning set forth in Section 3.10 of this
                -----------
Agreement.

               "Securities" has the meaning set forth in Section 4.8 of this
                ----------
Agreement.

               "Securities Act" means the Securities Act of 1933, as amended,
                --------------
and the rules and regulations of the Commission thereunder.

               "Series D Preferred Stock" has the meaning set forth in the
                ------------------------
recitals to this Agreement.

               "Shareholder Rights Plan" means the Preferred Rights Agreement,
                -----------------------
dated as of March 19, 2001, between the Company and Computershare Trust Company, Inc., as Rights Agent.

               "Software" means any computer software programs, source code,
                --------
object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

               "Stock Equivalents" means any security or obligation which is by
                -----------------
its terms convertible into or exchangeable or execrable for shares of common stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

               "Stock Option Plans" means the Company's stock option plans and
                ------------------
employee purchase plans pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company.

               "Stockholders Agreement" means the Stockholders Agreement
                ----------------------
substantially in the form attached hereto as Exhibit F.
                                             ---------

               "Subject Shares" has the meaning set forth in Section 2.2 of this
                --------------
Agreement.

               "Subsidiaries" means, as of the relevant date of determination,
                ------------
with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer
                 ----------         ------------
to a Subsidiary or Subsidiaries of the Company.

               "Taxes" means any federal, state, provincial, county, local,
                -----
foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

               "Trade Secrets" means any trade secrets, research records,
                -------------
processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

               "Trademarks" means any foreign or United States trademarks,
                ----------
service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

               "Transaction Documents" means, collectively, this Agreement, the
                ---------------------
Escrow Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Warrants.

               "Warrant Shares" has the meaning set forth in Section 2.3 of this
                --------------
Agreement.

               "Warrants" has the meaning set forth in the recitals to this
                --------
Agreement.

               "Vectis Agreement" means the following agreements between the
                ----------------
Company and Vectis Group, LLC: (i) Advisory Services Letter Agreement, dated as of May 30, 2001, (ii) Strategic Analysis Letter Agreement, dated March 29, 2001 and (iii) Finder and Advisory Letter Agreement, dated as of March 29, 2001.

                                   ARTICLE II

             PURCHASE AND SALE OF SERIES D PREFERRED STOCK; EXCHANGE
             -------------------------------------------------------

               2.1 Purchase and Sale of Series D Preferred Stock. On the Closing
                   ---------------------------------------------
Date, the Company agrees to deposit with the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement and to be released to the Purchasers on the Escrow Release Date, and each Purchaser, severally and not jointly, agrees to purchase from the Company on the Escrow Release Date subject only to the terms and provisions of the Escrow Agreement, the aggregate number of shares of Series D Preferred Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such
   ------------
Purchaser's name on Schedule 2.1 hereto which is being deposited by each such
                    ------------
Purchaser with the Escrow Agent not later than 5:00 p.m., New York City time, on November 9, 2001, to be distributed in accordance with the terms of the Escrow Agreement (all of the shares of Series D Preferred Stock being purchased pursuant hereto being referred to herein as the "Purchased Shares").
                                                 ----------------

               2.2 Exchange of GAP Sub Notes. On the Closing Date, the Company
                   -------------------------
agrees to deposit with the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement, and to be released to the Purchasers on the Escrow Release Date, the number of shares of Series D Preferred Stock set forth opposite such GAP Purchaser's name on Schedule 2.2 hereto, in exchange for the
                                      ------------
deposit with the Escrow Agent not later than 5:00 p.m. New York City time, on November 9, 2001, to be held in escrow in accordance with the terms of the Escrow Agreement and to be released to the Company on the Escrow Release Date, by such GAP Purchaser of its GAP Sub Notes in the face amount set forth opposite such GAP Purchaser's name on Schedule 2.2 hereto (the "Exchange") (all of the
                             ------------              --------
shares of Series D Preferred Stock being issued pursuant to the Exchange, the "Exchange Shares" and, together with the Purchased Shares, the "Subject
 ---------------                                                -------
Shares").
------

               2.3 Purchase and Sale of Warrants. On the Closing Date, the
                   -----------------------------
Company agrees to deposit with the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement and to be released to the Purchasers on the

Escrow Release Date, and each GAP Purchaser, severally and not jointly, agrees to purchase from the Company on the Escrow Release Date subject only to the terms and provisions of the Escrow Agreement, the Warrant to purchase the aggregate number of shares of Common Stock set forth opposite such GAP Purchaser's name on Schedule 2.3 hereto, for the aggregate purchase price set
                    ------------
forth opposite such GAP Purchaser's name on Schedule 2.3 hereto which is being
                                            ------------
deposited by each such Purchaser with the Escrow Agent not later than 5:00 p.m., New York City time, on November 9, 2001, to be distributed in accordance with the terms of the Escrow Agreement (all of the shares of Common Stock issuable upon the exercise of the Warrants being purchased pursuant hereto being referred to herein as the "Warrant Shares").
                  --------------

               2.4 Certificates of Designation. The Subject Shares shall have
                   ---------------------------
the preferences and rights set forth in the Certificate of Designation.

               2.5 Use of Proceeds. The Company shall use the proceeds from the
                   ---------------
sale of the Purchased Shares and the Warrants to the Purchasers to fund the Company's working capital.

               2.6 Closing.
                   -------

               (a) The closing (the "Closing") of the transactions referred to
                                     -------
in Sections 2.1, 2.2 and 2.3 shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m., local time, on the date hereof (the "Closing Date").

               (b) Not later than 5:00 p.m., New York City time, on November 9, 2001, the Company shall deliver to the Escrow Agent, to be held in escrow and released only in accordance with the terms of the Escrow Agreement, an undated certificate or certificates in definitive form and registered in the name of each Purchaser, representing such Purchaser's Purchased Shares.

               (c) Not later than 5:00 p.m., New York City time, on November 9, 2001, each Purchaser shall deliver to the Escrow Agent, to be held in escrow and released only in accordance with the terms of the Escrow Agreement, of the aggregate purchase price for such Purchaser's Purchased Shares by wire transfer of immediately available funds.

               (d) Not later than 5:00 p.m., New York City time, on November 9, 2001, the Company shall deliver to the Escrow Agent to be held in escrow and released only in accordance with the terms of the Escrow Agreement an undated certificate or certificates in definitive form and registered in the name of each GAP Purchaser, representing its Exchange Shares.

               (e) Not later than 5:00 p.m., New York City time, on November 9, 2001, each GAP Purchaser shall deliver to the Escrow Agent to be held in escrow and released only in accordance with the terms of the Escrow Agreement its GAP Sub Notes together with duly executed and undated Note Powers for such GAP Sub Notes.

                     (f) Not later than 5:00 p.m., New York City time, on November 9, 2001, the Company shall deliver the Warrants to the Escrow Agent, to be held in escrow and released only in accordance with the terms of the Escrow Agreement.

                     (g) Not later than 5:00 p.m., New York City time, on November 9, 2001, each GAP Purchaser shall deliver to the Escrow Agent, to be held in escrow and released only in accordance with the terms of the Escrow Agreement, the aggregate purchase price for its Warrants by wire transfer of immediately available funds.

                     (h) In addition, at the Closing, (i) the Company shall execute and deliver to the Purchasers executed copies of each of this Agreement, the Escrow Agreement, the Stockholders Agreement and the Registration Rights Agreement, together with an executed copy of the certificate referred to in
Section 5.1 of this Agreement, an executed copy of the Certificate of Designations and the executed Opinion referred to in Section 5.4 of this Agreement and (ii) each Purchaser shall execute and deliver to the Company, executed copies of each of this Agreement, the Escrow Agreement, the Stockholders Agreement and the Registration Rights Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

                     The Company represents and warrants to each of the Purchasers as follows:

                     3.1   Corporate Existence and Power. The Company and each
                           -----------------------------
of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the Company and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. No jurisdiction, other than those referred to in clause (c) above, has claimed, in writing or otherwise, that the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, and the Company or any of its Subsidiaries does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

                     3.2   Authorization; No Contravention. The execution,
                           -------------------------------
delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Articles of Incorporation or the By-laws; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries except such violations or conflicts that would not reasonably be expected to have a material adverse effect on the Condition of the Company; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or
                           ------
binding upon, the Company or any of its Subsidiaries.

                     3.3   Governmental Authorization; Third Party Consents. No
                           ------------------------------------------------
approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Subject Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

                     3.4   Binding Effect. This Agreement has been, and as of
                           --------------
the Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                     3.5   Litigation. Except as set forth on Schedule 3.5 or as
                           ----------                         ------------
disclosed in the SEC Reports, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims")
                                                                     ------
pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries that seeks in excess of $50,000 in damages nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor known by the Company involving the prior employment of any employee of the Company or any of its Subsidiaries, their use in connection with the business of the Company or any of its Subsidiaries of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

                     3.6   Compliance with Laws. The Company and each of its
                           --------------------
Subsidiaries is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company in all respects. To the Company's Knowledge, there are no Requirements of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect the Company or any of its Subsidiaries in, conducting its business in any jurisdiction in which it now conducts its business.

                     3.7   Capitalization.
                           --------------

                     (a) As of the date hereof, the authorized capital stock of the Company consists of (x) 500,000,000 shares of Common Stock of which (i) 75,515,871 shares are issued and outstanding and (ii) 49,775,020 shares are reserved for issuance upon exercise of stock options granted to directors, officers and other employees of the Company pursuant to the Stock Option Plans; and (y) 5,000,000 shares of preferred stock, none of which is outstanding.

                     (b) On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (i) 500,000,000 shares of Common Stock, of which 75,515,871 shares are issued and outstanding, (ii) 75,000 shares of Series C Preferred Stock, par value $.001 per share, of the Company, of which no shares are issued and outstanding, (iii) assuming the Escrow Release Date has occurred, 4,000,000 shares of Series D Preferred Stock, of which 4,000,000 shares are issued and outstanding, and (iv) 925,000 shares of undesignated "blank check"
                                                                 -----------
preferred stock. As of the date of this Agreement, the aggregate number of shares of restricted stock and options to purchase shares of Common Stock which may be issued under the Stock Option Plans are 49,775,020, of which 31,690,094 have been granted. The Company has reserved an aggregate of 52,380,952 shares of Common Stock for issuance upon conversion of the Subject Shares and 2,500,000 shares of Common Stock for issuance upon exercise of the Warrants. Except as set forth on Schedule 3.7(a) and except for the Warrants, there are no options,
         --------------
warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or (iii) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings to which the Company is a party to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company.

                     (c) The Subject Shares and the Warrants are duly authorized, and when issued and delivered to the Purchasers after payment therefor and the consummation of the Exchange on the Escrow Release Date, will be validly issued, fully paid and non-assessable, and assuming the accuracy of the representations and warranties of the Purchasers set forth in Article IV of this Agreement, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. The shares of Common Stock issuable upon conversion of the Subject Shares and exercise of the Warrants have been duly reserved for issuance and, when issued in compliance with the provisions of the Certificate of Designation and the Warrants (in the case of the Warrant Shares), will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens. None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights.

                     3.8   No Default or Breach; Contractual Obligations. All of
                           ---------------------------------------------
the Contractual Obligations to which the Company or any of its Subsidiaries is a party, whether written or oral, which are required by the Exchange Act to be disclosed in the SEC Reports (collectively, "Material Contractual Obligations")
                                             --------------------------------
are valid, subsisting, in full force and effect and binding upon the Company or its Subsidiary, as the case may be, and the other parties thereto, and the Company or its Subsidiary, as the case may be, has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, except for such amounts as are being contested by the Company in good faith. Neither the Company nor any of its Subsidiaries has received notice of a default and is not in default under, or with respect to, any Material Contractual Obligation nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

                     3.9   Title to Properties. The Company and each of its
                           -------------------
Subsidiaries has good, record and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it. The Company and each of its Subsidiaries owns and has good, valid and marketable title to all of its properties and assets used in its business or reflected as owned on the Financial Statements, in each case free and clear of all Liens, except for Liens that would required to be described in the notes to the Financial Statements.

                     3.10  Reports; Financial Statements.
                           -----------------------------

                     (a) As of the respective dates of their filing with the Commission, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the Commission since June 30, 2000 (the "SEC Reports"), complied in all material respects with the
               -----------
applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, except as disclosed in the SEC Reports. Except as disclosed in the SEC Reports, the SEC Reports did not at the time they were filed with the Commission, or will not at the time they are filed with the Commission, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company has (i) delivered to the Purchasers true and complete copies of, or will make available at the Purchaser's request, (x) all correspondence relating to the Company between the Commission, Nasdaq and the United States Attorneys Office and the Company or its legal counsel and, to the Company's Knowledge, accountants since January 1, 2001 (other than routine Commission filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since January 1, 2001, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to the Purchasers the content of all material discussions between the Commission, Nasdaq and the United States Attorneys Office on the one hand and the Company or its legal counsel, on the other hand, and, to the Company's Knowledge, accountants concerning the adequacy or form of any SEC Report filed with the Commission since January 1, 2001. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Reports, other than those disclosed in the SEC Reports.

                     (b) Except as disclosed in the SEC Reports, the consolidated financial statements (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the SEC Reports and any such reports, registration statements and other filings to be filed by the Company with the Commission prior to the Closing Date (the "Financial Statements") (i) have been or will be prepared in accordance with the
 --------------------
published rules and regulations of the Commission and GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, statements of stockholders' equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the Commission.

                     3.11  Taxes. (a) The Company and each of its Subsidiaries
                           -----
has paid all Taxes which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company and each of its Subsidiaries, (i) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and each of its Subsidiaries have been disclosed in the Financial Statements and made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and each of its Subsidiaries attributable to periods prior to or ending on the Closing Date have been adequately disclosed in the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company or any of its Subsidiaries.

                     3.12  No Material Adverse Change; Ordinary Course of
                           ----------------------------------------------
Business. Since December 31, 2000, except as disclosed in or incorporate
--------
reference in the SEC

Reports, (a) there has not been any material adverse change, in the Condition of the Company, (b) neither the Company nor any of its Subsidiaries has participated in any transaction material to the Condition of the Company, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company or its Subsidiary, as the case may be, (c) neither the Company nor any of its subsidiaries has entered into any Material Contractual Obligation, other than in the ordinary course of business and (d) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

                  3.13  Private Offering. Neither the Company nor any authorized
                        ----------------
Person acting on its behalf has, in connection with the offer, sale, exchange or issuance of the Subject Shares or the Warrants, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or
(iii) any action that would require the registration under the Securities Act of the offering, sale, exchange or issuance of the Subject Shares and the Warrants pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing Date
 --------
make, directly or indirectly, any offer or sale of the Subject Shares or Warrants or of securities of the same or similar class as the Subject Shares or Warrants if, as a result, the offer and sale contemplated hereby would fail to
                              -----     ----
be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Securities Act.

                  3.14  Labor Relations. Except as could not reasonably be
                        ---------------
expected to have a material adverse effect on the Condition of the Company: (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries ; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; and (d) no union organizing activities are taking place. To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, each of the officers and key employees of the Company and each of its Subsidiaries spends all, or substantially all, of his business time on the business of the Company or its Subsidiary, as the case may be. To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is resident in the United States in violation of any Requirement of Law.

                  3.15  Employee Benefit Plans.
                        ----------------------

(a) The SEC Reports list or describe each Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes (the "Company Plans"). Neither the Company nor any of its
                  -------------
Subsidiaries has any liability under any Plans other than the Company Plans. Except as described in or incorporated by reference in the SEC Reports, neither the Company nor any Commonly

Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Each Company
 ----------------------
Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan.

                  (b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

                  (c) Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (d)   No Company Plan is a Retiree Welfare Plan.

                  (e) Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under section
                                      ------------------------
280G of the Code.

                  (f) There are no unfunded obligations under any Company Plan which are not fully reflected in the Financial Statements.

                  (g) Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, the Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

                  3.16  Liabilities. Neither the Company nor any of its
                        -----------
Subsidiaries has any direct or indirect obligation or liability (the "Liabilities") which are not fully reflected or reserved against in the
 -----------
Financial Statements, other than Liabilities not exceeding $1,000,000 in the aggregate incurred since September 30, 2001 in the ordinary course of business. The Company has no Knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company or any of its Subsidiaries that, individually or in the aggregate, could have a material adverse effect on the Condition of the Company.

                  3.17  Intellectual Property.
                        ---------------------

                  (a)   (i)   The Company and each of its Subsidiaries is the
owner of all, or has the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used
                                         ---------------------
in connection with its business as presently conducted, free and clear of all Liens.

                        (ii) None of the Intellectual Property is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

                        (iii) The Company and each of its Subsidiaries has substantially performed all obligations imposed upon it under all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or any of its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries (collectively, the "IP Agreements"). The Company and each of its Subsidiaries is
                    -------------
not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the IP Agreements are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                        (iv) None of the Intellectual Property currently sold or licensed by the Company or any of its Subsidiaries to any Person or used by or licensed to the Company or any of its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others, except as could not reasonably be expected to have a material adverse effect on the Condition of the Company.

                  (b) No litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

                  (c) No former employer of any employee of the Company or any of its Subsidiaries has made a claim against the Company or any of its Subsidiaries or, to the

Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer.

                  (d) To the Knowledge of the Company, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company or any of its Subsidiaries, except as required pursuant to the filing of a patent application by the Company or any of its Subsidiaries.

                  (e) It is not necessary for the business of the Company or any of its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or any of its Subsidiaries (or persons the Company or any of its Subsidiaries presently intends to hire). To the Company's Knowledge, at no time during the conception or reduction to practice of any of the Intellectual Property of the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could materially adversely affect the rights of the Company or any of its Subsidiaries to its Intellectual Property.

                  3.18  Privacy of Customer Information. Neither the Company nor
                        -------------------------------
any of its Subsidiaries use any of the customer information it receives through its website or otherwise in an unlawful manner, or in a manner violative of the privacy policy of the Company or its Subsidiary, as the case may be, or the privacy rights of its customers. Neither the Company nor any of its Subsidiaries has collected any customer information through its website in an unlawful manner or in violation of its privacy policy. The Company and each of its Subsidiaries has adequate security measures in place to protect the customer information it receives through its website and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. The Company and each of its Subsidiaries represents to its customers that it assures complete security as to the customer information it receives through its website.

                  3.19  Potential Conflicts of Interest. Except as set forth on
                        -------------------------------
Schedule 3.19 and except for Vectis employees at the Company, no officer,
-------------
director or stockholder beneficially owning more than 5% of the outstanding shares of Common Stock, to the Knowledge of the Company, no spouse of any such officer, director or stockholder, and, to the Knowledge of the Company, no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.20  Trade Relations. There exists no actual or, to the
                        ---------------
Knowledge of the Company, threatened termination, cancellation or limitation of, or any material adverse modification or change in, the business relationship of the Company or any of its Subsidiaries, or the business of the Company or any of its Subsidiaries, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the business of the Company or any of its Subsidiaries are individually or in the aggregate material to the Condition of the Company.

                  3.21  Outstanding Borrowing. Schedule 3.21 sets forth the
                        ---------------------  -------------
amount of all Indebtedness of the Company and each of its Subsidiaries as of the date hereof, the Liens that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof. No Indebtedness is entitled to any voting rights in any matters voted upon by the holders of the Common Stock.

                  3.22  Broker's, Finder's or Similar Fees. Except for fees
                        ----------------------------------
payable to Vectis, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                  3.23  CCC Section. The Board of Directors has taken all action
                        -----------
necessary to exempt from the provisions of Section 1203 of the California Corporations Code, to the extent applicable, this Agreement, any acquisition by the Purchasers of Subject Shares and Warrants pursuant to this Agreement and the Certificate of Designation and any conversion by the Purchasers of Subject Shares into shares of Common Stock and any exercise by the GAP Purchasers of the Warrants for the Warrant Shares.

                  3.24  Disclosure. This Agreement and the documents and
                        ----------
certificates furnished to the Purchasers by the Company do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

                  Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

                  4.1   Existence and Power. Such Purchaser (a) is a limited
                        -------------------
partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership, corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

                  4.2   Authorization; No Contravention. The execution, delivery
                        -------------------------------
and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership, corporate or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

                  4.3   Governmental Authorization; Third Party Consents. No
                        ------------------------------------------------
approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

                  4.4   Binding Effect. This Agreement has been, and as of the
                        --------------
Closing Date each of the other Transaction Documents will have been, duly executed and delivered by such Purchaser and this Agreement constitutes and, as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.5   Purchase for Own Account. The Subject Shares and the
                        ------------------------
Warrants to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Subject Shares or Warrants or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Subject Shares or Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Subject Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Purchaser agrees to the imprinting at Closing and for so long as required by law, of a legend on certificates representing all of its Subject Shares, shares of Common Stock issuable upon conversion of its Subject Shares and the Warrant Shares to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED
                   ---
                  STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                  4.6   Restricted Securities. Such Purchaser understands that
                        ---------------------
the Subject Shares and the Warrants will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

                  4.7   Accredited Investor.  Such Purchaser is an "Accredited
                        -------------------                         ----------
Investor" within the meaning of Rule 501 of Regulation D under the Securities
--------
Act, as presently in effect.

                  4.8   Experience. Such Purchaser, either alone or together
                        ----------
with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Subject Shares and Warrants (the "Securities"), and has so evaluated the merits and risks of such investment.
 ----------
Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                  4.9   Access to Information. Such Purchaser acknowledges that
                        ---------------------
it has reviewed the SEC Reports and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to publicly available information about the Company and the Subsidiaries and the Condition of the Company sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional publicly available information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the SEC Reports and the Company's representations and warranties contained in the Transaction Documents.

                  4.10  General Solicitation. Such Purchaser is not purchasing
                        --------------------
the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  4.11  Reliance. Such Purchaser understands and acknowledges
                        --------
that: (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

                                   ARTICLE V

                           ACTIONS TO BE TAKEN BY THE
                           --------------------------
                             COMPANY AT THE CLOSING
                             ----------------------

                  At the Closing, the Company shall take the actions and deliver the documents described in Sections 5.1, 5.4, 5.5 and 5.6 and not later than 5:00 p.m., New York City time, on November 9, 2001, the Company shall take the actions and deliver the documents described in Sections 5.2 and 5.3.

                  5.1   Secretary's Certificate. The Company shall have
                        -----------------------
delivered to the Purchasers a certificate from the Company, in form and substance satisfactory to the Purchasers, dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of California, (b) that the attached copies of the Articles of Incorporation, the By-laws, and resolutions of the Board of Directors of the Company approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) that the attached copies of the resolutions of the Board of Directors electing, subject only to the satisfaction of the Escrow Release Condition (as defined in the Escrow Agreement), the one director designated by the holders of a majority of the shares of Series D Preferred Stock are true, complete and correct and remain unamended and in full force and effect.

                  5.2   Subject Shares. The Company shall have delivered to the
                        --------------
Escrow Agent certificates in definitive form representing the number of Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto
                                                             ------------
and, with respect to the GAP Purchasers, the number of Exchange Shares set forth opposite such GAP Purchaser's name on Schedule 2.2 hereto, registered in the
                                      ------------
name of such Purchaser.

                  5.3   Warrants. The Company shall have duly executed and
                        --------
delivered to the Escrow Agent, in substantially the form attached hereto as Exhibit A, and registered in the name of GAP LP, GAP Coinvestment and GapStar,
---------
respectively.

                  5.4   Opinion of Counsel. The Company shall have caused the
                        ------------------
opinion of Pillsbury Winthrop LLP, dated November 8, 2001, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit G to be delivered to the Purchasers.
                   ---------

                  5.5   MOU.  The Company shall have delivered to the Purchasers
                        ---
the fully executed MOU.

                  5.6   Amendment to Shareholder Rights Plan. The Company shall
                        ------------------------------------
have delivered to the Purchasers evidence that the Shareholder Rights Plan has been amended, in form and substance satisfactory to the Purchasers, to permit each Purchaser and its Affiliates to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents.

                                   ARTICLE VI

                          DELIVERIES BY THE PURCHASERS
                          ----------------------------

                  Not later than 5:00 p.m., New York City time, on November 9, 2001, the Purchasers shall take the following actions and deliver the following.

                  6.1   Payment for Subject Shares and Warrants. Each Purchaser
                        ---------------------------------------
shall have deposited with the Escrow Agent the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser and each GAP Purchaser shall have deposited with the Escrow Agent (i) its GAP Sub Notes, with duly executed undated Note Powers attached and (ii) the aggregate purchase price for the Warrants to be purchased by such Purchaser.

                                  ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

                  7.1   Indemnification. Except as otherwise provided in this
                        ---------------
Article VII, the Company (the "Indemnifying Party") agrees to indemnify, defend
                               ------------------
and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent
                               -----------------
permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or
                                                   ------
arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement, the Stockholders Agreement, the Escrow Agreement or the

Warrants. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Subject Shares directly caused by such breach. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided,
                                                                     --------
however, that if an Indemnified Party is reimbursed under this Article VII for
-------
any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

                  7.2   Notification. Each Indemnified Party under this Article
                        ------------
VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred; provided, however, that if an Indemnified Party is reimbursed under
          --------  -------
this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened

Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to
           --------  -------
the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

               7.3 Contribution. If the indemnification provided for in this
                   ------------
Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS
                              ---------------------

               The Company hereby covenants and agrees with the Purchasers as follows:

               8.1 Financial Statements and Other Information. If any time the
                   ------------------------------------------
Company is not subject to the periodic disclosure obligations of the Exchange Act, the Company shall deliver to such Purchasers, in form and substance satisfactory to such Purchaser:

               (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state without qualification that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

               (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP;

               (c) as soon as available, but in any event not later than ten
(10) days after the end of each month of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

               8.2 FIRPTA Certificate. If requested by any of the Purchasers, as
                   ------------------
promptly as practicable, but not later than five (5) days after the end of each fiscal year of the Company, the Company shall deliver to each Purchaser, in form and substance satisfactory to such Purchaser, a certificate signed by the Chief Executive Officer of the Company in customary form certifying that the Company is not a "foreign person" within the meaning of Section 1445 of the Code; and
          --------------

               8.3 Reservation of Common Stock. The Company shall at all times
                   ---------------------------
reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Subject Shares and exercise of the Warrants, as provided in the Certificate of Designation and Warrants respectively, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion or exercise. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Certificate of Designation and Warrants, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Certificate of Designation and Warrants, and otherwise comply with the terms hereof and thereof.

               8.4 Books and Records. The Company shall keep proper books of
                   -----------------
record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

               8.5 Inspection. The Company shall permit representatives of the
                   ----------
Purchasers to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

               8.6 Vectis Agreement. The Company shall as soon as practicable
                   ----------------
after the date hereof, but not later than the date the Escrow Release Condition is satisfied, terminate the Vectis Agreement.

               8.7 NASDAQ Matters.
                   --------------

               (a) The Company shall take all action required and shall make all submissions that are reasonably necessary to obtain written confirmation reasonably satisfactory to the GAP Purchasers from the Nasdaq that the approval of a majority of the Company's stockholders, present in person or proxy at a properly convened meeting of the Company's stockholders ("Stockholder Approval")
                                                          --------------------
to the issuance of the shares of Series D Preferred Stock to the GAP Purchasers is not required under the applicable Nasdaq rules and regulations in order to satisfy the Nasdaq Escrow Approval Condition. If the Company cannot obtain such written confirmation by January 31, 2001, it shall take all action required by the Nasdaq and applicable California law (including the actions referred to in
Section 8.7(b)) to obtain Stockholder Approval for the issuance to the GAP Purchasers of the portion of the shares of Series D Preferred Stock that constitute the amount of shares of Series D Preferred Stock (determined assuming conversion of all of the shares of Series D Preferred Stock) in excess of 19.9% of the outstanding shares of the Common Stock on the date hereof (the "Applicable Stockholder Approval"). The Board of Directors shall recommend that
 -------------------------------
the Company's stockholders vote in favor of the Applicable Stockholder Approval.

               (b) If required pursuant to Section 8.7(a) of this Agreement, promptly after November 30, 2001, the Company will prepare and file with the Commission a proxy statement to be distributed to the Company's stockholders in connection with the solicitation of votes in favor of the Applicable Stockholder Approval, including any amendments or supplements thereto (the "Proxy
                                                                -----
Statement"). The Company will use all reasonable commercial efforts to have or
---------
cause the Proxy Statement to be cleared by the Commission as promptly as practicable. The Company agrees to provide the Purchasers and their respective counsel with any written comments the Company or its counsel may receive from the Commission with respect to the Proxy Statement promptly after the receipt of such comments. The Company will use all reasonable commercial efforts to cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Following clearance by the Commission of the Proxy Statement, the Company shall promptly distribute the Proxy Statement to its stockholders and call and arrange for a special meeting of stockholders and take such other actions as are required or necessary in order to obtain the Applicable Stockholder Approval as promptly as practicable.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT
                            ------------------------

               9.1  Termination. This Agreement shall be terminated and be of
                    -----------
no further force or effect on the Escrow Termination Date (as defined in the Escrow Agreement).

               If this Agreement so terminates, it shall become null and void and have no further force or effect.

                                   ARTICLE X

                                  MISCELLANEOUS
                                  -------------

               10.1 Survival of Representations and Warranties. All of the
                    ------------------------------------------
representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchasers of audited financial statements of the Company for the fiscal year ending December 31, 2002 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Sections 3.1, 3.2, 3.4, 3.7, 3.13 and 3.22, which representations and warranties shall survive until the third anniversary of the Closing Date, and (b) Section 3.11, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.11 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

               10.2 Notices. All notices, demands and other communications
                    -------
provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

               if to the Company:

               Critical Path, Inc.
               532 Folsom Street
               San Francisco, CA  94105
               Telecopy:  (415) 808-8898
               Attention:  Chief Financial Officer

               with a copy to, which shall not constitute notice to the Company:

               Pillsbury Winthrop LLP
               50 Fremont Street
               San Francisco, CA  94105
               Telecopy:  (415) 983-1200
               Attention: Gregg F. Vignos, Esq.

               if to GAP LP, GAP Coinvestment or GapStar:

               c/o General Atlantic Service Corporation
               3 Pickwick Plaza
               Greenwich, CT 06830
               Telecopy:  (203) 622-8818
               Attention: Matthew Nimetz

               with a copy to, which shall not constitute notice:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY 10019-6064
               Telecopy:  (212) 757-3990
               Attention: Douglas A. Cifu, Esq.

               if to Vectis CP Holdings, LLC:

               c/o Vectis Group
               117 Greenwich Street
               San Francisco, CA  94111
               Telecopy:  415-352-5310
               Attention: Matthew Hobart
                  with a copy to:

                  Kirkland & Ellis
                  153 East 53/rd/ Street
                  New York, NY 10022-4675
                  Telecopy: 212-446-4900
                  Attention:  Michael Movsovich, Esq.

                  if to Cenwell Limited:

                  c/o 22/nd/ Floor
                  Hutchison House
                  10 Harcourt Road
                  Hong Kong
                  Telecopy:  (852) 2128-1778
                  Attention:  Company Secretary

                  if to Campina Enterprises Limited

                  c/o 7/th/ Floor
                  Cheung Kong Center
                  2 Queen's Road Central
                  Hong Kong
                  Telecopy:  (852) 2845-2057
                  Attention:  Mr. Edmond lp

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

                  10.3 Successors and Assigns; Third Party Beneficiaries. This
                       -------------------------------------------------
Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement or the other Transaction Documents to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the GAP Purchasers. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  10.4 Amendment and Waiver.
                       --------------------

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers acquiring a majority of the Subject Shares, and (ii) only in the specific instance and for the specific purpose for which made or given; provided; however, that to the
                                              --------  -------
extent any amendment or waiver adversely affects any of the Purchasers, such amendment or waiver shall require the prior written consent of each Purchaser so adversely affected. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  10.5  Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10.6  Headings. The headings in this Agreement are for
                        --------
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  10.7  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
                        -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  10.8  Severability. If any one or more of the provisions
                        ------------
contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  10.9  Rules of Construction. Unless the context otherwise
                        ---------------------
requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  10.10 Entire Agreement. This Agreement, together with the
                        ----------------
exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.

This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                  10.11 Fees. Upon the Closing, the Company shall reimburse each
                        ----
of the Purchasers for their fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement, provided that the aggregate amount of all such reimbursements shall not exceed $75,000 and, provided, further, that each of the Coinvestors hereby acknowledge and agree that the fees and expenses of the GAP Purchasers shall be reimbursed first and that the cap of $75,000 applies to the fees and expenses of all of the Purchasers. If this Agreement terminates pursuant to Article IX, each of the Company and the Purchasers shall bear its own fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement.

                  10.12 Publicity; Confidentiality. Except as may be required by
                        --------------------------
applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchasers or the business, technology and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the Purchasers from disclosing information (a) that is already publicly available, (b) that was known to such Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (d) to the extent that such Purchaser reasonably believes it appropriate in order to comply with any Requirement of Law, (e) to such Purchaser's or the Company's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents; and provided further, that after the Closing, GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Purchasers' investment in the Company. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

                  10.13 Further Assurances. Each of the parties shall execute
                        ------------------
such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  10.14 Legal Representation. It is acknowledged by each of the
                        --------------------
Coinvestors that the GAP Purchasers have retained Paul, Weiss, Rifkind, Wharton & Garrison to act as their counsel in connection with the transactions contemplated by the Transaction Documents and that Paul, Weiss, Rifkind, Wharton & Garrison has not acted as counsel for any of the Coinvestors in connection with the transaction contemplated by the Transaction Documents and that none of the Coinvestors has the status of a client of Paul, Weiss, Rifkind, Wharton & Garrison for conflict of interest or any other purposes as a result thereof.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock and Warrant Purchase and Exchange Agreement on the date first written above.

                                               CRITICAL PATH, INC.

                                               By:______________________________
                                                  Name:
                                                  Title:

                                               GENERAL ATLANTIC PARTNERS 74,
                                               L.P.

                                               By: GENERAL ATLANTIC PARTNERS,
                                                   LLC, its General Partner

                                               By:______________________________
                                                  Name:
                                                  Title: A Managing Member

                                               GAP COINVESTMENT PARTNERS II,
                                               L.P.

                                               By:______________________________
                                                  Name:
                                                  Title:  A General Partner

                                               GAPSTAR, LLC

                                               By:  GENERAL ATLANTIC PARTNERS,
                                                    LLC, its Managing Member

                                               By:______________________________
                                                  Name:
                                                  Title:  A Managing Member

      Signature Page to Stock and Warrant Purchase and Exchange Agreement

                                        VECTIS CP HOLDINGS, LLC
                                        a Delaware limited liability company

                                        By: VECTIS GROUP, LLC,
                                            its Managing Member


                                        By:___________________________________
                                           Name:
                                           Title:



      Signature Page to Stock and Warrant Purchase and Exchange Agreement

                                                CENWELL LIMITED


                                                By:____________________________
                                                   Name:
                                                   Title:


                                                CAMPINA ENTERPRISES LIMITED


                                                By:____________________________
                                                   Name:
                                                   Title:




      Signature Page to Stock and Warrant Purchase and Exchange Agreement

                                                                      Schedule I
                                                                      ----------

                                  Coinvestors
                                  -----------


Vectis CP Holdings, LLC

Cenwell Limited

Campina Enterprises Limited

                                                                    Schedule 2.1
                                                                    ------------

                       Purchased Shares and Purchase Price
                       -----------------------------------

-----------------------------------------------------------------------------------------------------
              Purchaser                    Purchased Shares                 Purchase Price
              ---------                    ----------------                 --------------
-----------------------------------------------------------------------------------------------------
GAP LP                                         581,688                      $ 7,998,210.00
-----------------------------------------------------------------------------------------------------
GAP Coinvestment                                82,097                      $ 1,128,833.75
-----------------------------------------------------------------------------------------------------
GapStar                                         44,252                      $   608,465.00
-----------------------------------------------------------------------------------------------------
Vectis CP Holdings, LLC                        581,818                      $ 7,999,997.50
-----------------------------------------------------------------------------------------------------
Cenwell Limited                                436,364                      $ 5,999,998.13
-----------------------------------------------------------------------------------------------------
Campina Enterprises Limited                    436,363                      $ 5,999,998.12
-----------------------------------------------------------------------------------------------------
                          Total:             2,162,582                      $29,735,502.50
-----------------------------------------------------------------------------------------------------

                                                                    Schedule 2.2
                                                                    ------------

         Exchange Shares, Purchase Price of GAP SubNotes and Face Amount
         ---------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                    Purchase Price of GAP          Face Amount of
        GAP Purchaser          Exchange Shares             Sub Notes                GAP Sub Notes
        -------------          ---------------             ---------                -------------
---------------------------------------------------------------------------------------------------------
GAP LP                           1,509,530               $20,756,133.52             $53,097,000.00
---------------------------------------------------------------------------------------------------------

GAP Coinvestment                   213,049               $ 2,929,477.46             $ 7,494,000.00
---------------------------------------------------------------------------------------------------------
GapStar                            114,839               $ 1,578,884.37             $ 4,039,000.00
---------------------------------------------------------------------------------------------------------
Total:                           1,837,418               $25,264,495.35             $64,630,000.00
---------------------------------------------------------------------------------------------------------

                                                                    Schedule 2.3
                                                                    ------------

                        Warrant Shares and Purchase Price
                        ---------------------------------

---------------------------------------------------------------------------------------------
           GAP Purchaser                       Warrant Shares           Purchase Price
           -------------                       --------------           --------------
---------------------------------------------------------------------------------------------
GAP LP                                            2,053,874              $   821.55
---------------------------------------------------------------------------------------------
GAP Coinvestment                                    289,876              $   115.95
---------------------------------------------------------------------------------------------
GapStar                                             156,250              $   62.50
---------------------------------------------------------------------------------------------
                              Total:              2,500,000              $1,000.00
---------------------------------------------------------------------------------------------